EXHIBIT 10.68
October 5, 2006
Jim Caulfield
2299 Stacy Lane
Camarillo, California 93012
Dear Jim:
     On behalf of Move, Inc. (the “Company”), it is with great pleasure that I extend to you our offer to serve as the Company’s Executive Vice President, General Counsel and Secretary. The specific terms of this offer are as follows:

JOB TITLE:	Executive Vice President, General Counsel and Secretary, Move, Inc.

START DATE:	October 5, 2006

SUPERVISOR:	Michael Long, CEO

ANNUAL SALARY:	$275,000 effective as of December 1, 2006 (existing base salary of $220,000 to remain in place until December 1, 2006)

BONUS:	Performance bonus of up to 100% of your annual salary at target for 2007; existing 2006 bonus structure pro-rated for 2006 (see below)

RESTRICTED
STOCK UNITS:	200,000 units (see below)

STOCK OPTIONS:	300,000 stock option shares (see below)

VACATION:	Four Weeks (20 days) per anniversary year

LOCATION:	The Company’s offices in Westlake Village, California

EMPLOYMENT STATUS:	Exempt, Regular-Full Time Employee
     Subject to approval of the Board of Directors or authorized committee at the next scheduled meeting following your acceptance of this offer, you will be granted 300,000 stock options in Move, Inc. The option price will be set at the fair market value as of the date that approval is granted, and vesting will take place quarterly from your grant date over a 48 month period. Such stock options shall be governed by the terms of the Company’s stock option plan except as specifically set forth in the Company’s Executive Retention and Severance Agreement, a copy of which is attached hereto.
     Subject to the approval of the Compensation Committee, you will be awarded 200,000 performance-based restricted stock units. Under the terms of the award, you may earn up to 200,000 units of the Company’s stock based on the attainment of certain performance goals relating to the Company’s revenues and EBITDA for the fiscal year ended December 31, 2008. In the event of a change of control of the Company, such units will vest pro-rated by time through the plan period subject to the terms, conditions and exceptions of the Company’s award agreement which will be determined by the Management Development and Compensation Committee of the Company (the terms of such award agreement shall be similar to the terms provided to the other senior executives of the Company regarding the award of such performance based stock units).
30700 Russell Ranch Road, Westlake Village, CA 91362 • 805-557-2300 • Fax: 805-557-2688

     Your participation in the Company’s bonus plan as adopted in the Company’s sole discretion (the “Bonus Plan), for 2006 will be up to 50% of your pro-rated base pay for 2006 (i.e., from January 1, 2006 until November 30, 2006 based on base salary of $220,000 and from December 1, 2006 until December 31, 2006 based on your new base salary of $275,000). Beginning January 1, 2007 you will be entitled to participate in the Bonus Plan at your new base pay ($275,000) with the potential to earn up to 100% of your annual base salary if your performance targets are met.
     As a regular, full-time employee, you will continue to be eligible for health insurance and other fringe benefits. Additionally, upon acceptance of your new position you will be required to sign Move, Inc.’s Confidentiality Agreement and Code of Conduct Policy.
     This letter is not intended to be an employment contract and, unless expressly agreed otherwise in writing signed by the Chief Executive Officer and you, your employment is at-will. This means that you have the right to resign at any time with or without cause, with or without notice. Likewise, Move, Inc. retains the right to terminate your employment at any time with or without notice, with or without cause.
     We are very pleased to extend this offer to you. I join the rest of the Move, Inc. team in looking forward to working with you, and know that our success will be even greater with you aboard.
     Please indicate your acceptance of this offer by delivering this signed offer letter, the Executive Retention and Severance Agreement, and the Indemnity Agreement to Cindy Ericson.
Sincerely,
/s/ Michael Long
Michael Long
CEO
I have read and understand the terms of this offer and consent to all of the terms and provisions contained herein.

Name	/s/ James S. Caulfield	Date 10/5/06
James S. Caulfield
JOB CODE:_____
cc: Carol Brummer, VP of Human Resources

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